Exhibit 99.1

 California Pizza Kitchen to Present at the CIBC World Markets Consumer
                  Growth Conference on July 12, 2006;
    Release of Preliminary Results for the Second Quarter Scheduled
                           for July 11, 2006

    LOS ANGELES--(BUSINESS WIRE)--June 27, 2006--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the CIBC World Markets Consumer Growth Conference in Boston, Massachusetts on Wednesday, July 12, 2006 at 12:00 p.m. EDT.
    Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will continue to be available for 90 days.
    The Company also announced plans to release preliminary results for the quarter ended July 2, 2006 after the market closes on Tuesday, July 11, 2006.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $12.83. As of June 27, 2006 the company operates, licenses or franchises 194 restaurants, of which 162 are company-owned and 32 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the Internet at www.cpk.com.

    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media), 310-342-5000
             or
             Sue Collyns (investors), 310-342-5000